Exhibit 10.1

[Tetra Tech Letterhead]

January 24, 2008

Mr. Albert E. Smith

Director

Tetra Tech, Inc.

3475 E. Foothill Boulevard

Pasadena, California  91107

Dear Al:

In light of your transition from Chairman of Tetra Tech to non-employee director and Chairman of our new Strategic Planning Committee, and in recognition of your on-going contribution to Tetra Tech and your leadership of the Company during your term as Chairman, the Board would like to amend the terms of your letter agreement with Tetra Tech dated September 1, 2005 to provide the following:

•                  Termination of Employment.  Your employment with Tetra Tech will be terminated as of the date hereof without the payment of any severance.

•                  Stock Options and Restricted Stock.  Your stock options and shares of restricted stock will continue to vest in accordance with their current respective vesting schedules so long as you continue to serve as a director of Tetra Tech.  Your stock option and restricted stock agreements will be amended to reflect these revised vesting terms.

•                  Bonus.  As the Chairman of Tetra Tech during a portion of fiscal 2008, you are entitled to receive an incentive bonus based upon the Company’s performance in fiscal 2008 in accordance with our Executive Compensation Policy.  Your fiscal 2008 bonus will be prorated, based upon your service as Chairman during fiscal 2008, so that you receive one-third (1/3) of such bonus in December 2008.

Please indicate your agreement with and acceptance of the terms of this letter by signing a copy in the space provided below and returning it to me at your earliest convenience.

Thank you again for your continuing contribution to Tetra Tech’s growth and success.

Sincerely,

/S/ DAN L. BATRACK

Dan L. Batrack

ACCEPTED AND AGREED:

/S/ ALBERT E. SMITH	1/24/2008
Albert E. Smith	Date